Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

American Rebel Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)
Fees to Be Paid
	Equity	Common stock underlying Pre-funded Warrants	457(g)	377,484	0.01(3)	$3,774.84	$92.70 per $1,000,000	$0.35
	Equity	Common stock underlying Warrants	457(g)	377,484	5.1875(3)	$1,958,198	$92.70 per $1,000,000	$181.525
Total				754,968		$1,961,973		$181.87

(1)	Includes an aggregate of 754,968 shares of the Company’s (as defined herein) common stock, $0.001 par value per share (the “Common Stock”) consisting of up to: (i) 377,484 shares of Common Stock issuable upon the exercise of the Pre-funded Warrants (as defined herein), and (ii) 377,484 shares of Common Stock issuable upon the exercise of the Warrants (as defined herein).

(2)	The fee is calculated by multiplying the aggregate offering amount by $.0000927, pursuant to Section 6(b) of the Securities Act of 1933.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on exercise price applicable to shares issuable upon exercise of warrants.